Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

WEBB MORTGAGE DEPOT, INC.

The undersigned, being the President of, WEBB MORTGAGE DEPOT, INC. (the “Company”) and being duly authorized by the Board of Directors hereby certifies that:

FIRST: Article I of the Articles of Incorporation is hereby amended to read as follows:

The name of this corporation is: MEDICAL CONNECTIONS HOLDINGS, INC.

The foregoing amendment was authorized and adopted by resolution of the Board of Directors and approved by the shareholders evidencing in excess of a majority of the total issued and outstanding capital stock entitled to vote, pursuant to a meeting of the shareholders duly called on December 5, 2005. The number of votes cast by the shareholders for approval of the amendment was sufficient for approval.

IN WITNESS WHEREOF the undersigned hereby submits this Certificate of Amendment to the Articles of Incorporation and affirms the same as true under penalties of perjury this 8th day of December 2005.

/s/ ANTHONY NICOLOSI
ANTHONY NICOLOSI, President/DIRECTOR